Exhibit 10.7

Pages where confidential treatment has been requested are stamped

“Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission,”

and places where information has been redacted have been marked with (***).

Sound Surgical Technologies LLC

Science to Surgery®

Suite 100	Telephone 303-926-8608
357 So. McCaslin Blvd.	Facsimile 303-926-8615
Louisville, CO 80027-2932	E-mail sstmail@soundsurgical.com

December 16, 2004

Partners Equity Capital Company
Attention Lamont Melton	By facsimile 267-960-4001
655 Business Center Drive
Horsham, PA 19044

Re: Program Agreement Dated April 1, 2004

Dear Lamont,

This will confirm that McKesson Medical-Surgical Inc. (“McKesson”) is an agent of Sound Surgical Technologies LLC (“Sound Surgical”) for purposes of the Program Agreement between PECC and Sound Surgical dated April 1, 2004. Partners Equity Capital Company (“PECC” or “you”) is authorized to rely on that agency until we notify you in writing to the contrary.

With respect to processing Fee Per Procedure (“FPP”) Agreements under the Program Agreement, all FPP Agreements and acceptance documents will continue to be submitted to you by Sound Surgical. Those falling under the McKesson agency will have an identification number beginning MCK-xxxxxxx. For those FPP Agreements, you will receive an invoice from McKesson and are authorized to wire payment for the FPP Agreement and related Equipment to McKesson at such financial institution and account as we may from time to time notify to you in writing. All FPP Agreements carrying an identification number beginning MCK-xxxxxxx and related Equipment shall be subject to all of the terms and conditions of the Program Agreement except as specifically modified by this letter agreement.

Sound Surgical will save, indemnify and hold harmless PECC from and against any liability for payments made to McKesson in accordance with the instructions and procedures in this letter agreement.

Sincerely,

/ Douglas D. Foote /
Douglas D. Foote
Chief Financial Officer

Agreed and accepted as of the date first written above.

Partners Equity Capital Company

By	/ M.F. Babicki /
Title	EVP-Risk - Operations

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

PROGRAM AGREEMENT

This Program Agreement (“Agreement”) is entered into as of April 1, 2004, by and between Sound Surgical Technologies LLC, a Colorado limited liability corporation, having a business office located at 357 South McCaslin Blvd., Suite 100, Louisville CO 80027-2932 (“Vendor”) and Partners Equity Capital Company LLC, having a lease processing center located at 655 Business Center Drive, Horsham, PA 19044 (“PECC”).

Recital of Facts. This Agreement is entered into in reference to the following facts:

a. Vendor is engaged in the retail sale of certain equipment and in connection therewith, desires to offer its customers the opportunity to lease and rent such equipment (the “Equipment”) and desires to offer PECC the opportunity to enter into lease and rental agreements (the “Lease Agreements”) with such customers (the “Lessees/Customers”) for the Equipment (the Lease Agreements together with any guaranties, financing statements, schedules, and any and all agreements, instruments and other documents entered into and executed in connection therewith shall hereinafter be referred to, collectively, as “Contracts” and, individually, as a “Contract”);

b. PECC agrees at its sole discretion to enter into Contracts with Lessees/Customers, upon terms and conditions contained herein.

THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other valuable consideration received by Vendor, and intending to be legally bound, the parties hereby agree as follows:

SECTION ONE – CONDITIONS OF AGREEMENT

As conditions precedent to the effectiveness of this Agreement, Vendor and PECC shall deliver the following documents in form and substance satisfactory to each party:

a. Duplicate originals of this Agreement duly executed by each party;

b. A Secretary’s Certificate executed by the Secretary or Assistant Secretary of each party certifying that the party is authorized to enter into this Agreement and that that individual executing this Agreement on behalf of the party is authorized to do so.

SECTION TWO – BLANKET ASSIGNMENT OF LEASE AGREEMENTS

For each and every Contract acquired by PECC from Vendor during the term of this Agreement, Vendor hereby assigns and transfers to PECC as of the date of funding (i) the Contracts, including the right to receive any and all sums payable pursuant to, or recoverable in connection with such Contracts, including without limitation all rental payments, all insurance proceeds, condemnations, awards and all other monies payable or recoverable in the event of default by any Customer, and the right to take in Vendor’s or PECC’s name any an all proceedings, legal, equitable or otherwise, Vendor might otherwise take, but for this Assignment; and (ii) all Vendor’s rights and remedies under the Contracts. Additionally, for each and every item of Equipment acquired by PECC from Vendor during the term of this Agreement, Vendor hereby sells, transfers, and conveys its entire right, title and interest in the Equipment to PECC free and clear of any and all liens, claims and encumbrances. Vendor shall assign all of its rights and none of its obligations in such Contracts to PECC pursuant to the terms and conditions provided herein.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

SECTION THREE – CONTRACT APPLICATION ORIGINATION

3.1 Credit Review. PECC requires complete credit and financial information on each prospective Lessee/Customer in order to complete its credit review. For each proposed Contract application, Vendor shall provide PECC with or assist PECC in obtaining the following:

a. A full and complete description of the Equipment;

b. The economic terms of the proposed Contract;

c. A complete and legible copy of the Contract application;

d. All pertinent details and other such credit and financial data as PECC might require.

3.2 Documentation Fees. Vendor will pay to PECC a documentation/processing fee of $(***) for each contract accepted by PECC. Fee shall be deducted from Vendor invoice on transaction.

3.3 Contract Documentation

a. General

1. PECC shall be solely responsible for the review and approval of all documents, including any amendment and supplements memorializing or otherwise relating to each Contract (collectively, the “Lease Documents”).

2. Each Equipment invoice must have an Equipment cost equal to or greater than $5,000.00 and the minimum monthly payment on any transaction must be $50.00 or more.

3.4 Types of Contracts. The parties hereto agree that the Contracts that may be offered by PECC to prospective Lessees/Customers shall constitute “finance leases” as such term is defined in §2A-103(1)(g) of the Uniform Commercial Code in effect from time to time in the Commonwealth of Pennsylvania (“UCC”) and shall be fee per use agreements pursuant to which Lessees/ Customers agree to pay minimum and other usage fees as provided in the Contracts.

SECTION FOUR – ACCEPTANCE OF CONTRACTS

4.1 Conditions Precedent to Accept a Contract. The obligation of PECC to accept any Contract hereunder shall be subject to the satisfaction of the following conditions precedent:

a. PECC’s receipt of all required credit information and all Lease Documents, including any UCC-1 Financing Statements, duly executed by the Lessee/Customer as may be deemed necessary by PECC in its sole and absolute discretion;

b. PECC’s confirmation that the Lessee/Customer has accepted the Equipment;

c. PECC’s credit approval for the Lessee/Customer; and

d. Vendor shall have performed and complied in all material respects with all covenants, agreements, and conditions contained in this Agreement, which are required to be performed or complied with by Vendor on or prior to the date PECC accepts the Contract.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

4.2 Funding

PECC shall purchase the Equipment from Vendor for a cash amount consisting of two components: (a) an amount equal to the present value of the Base Fees due and payable over the term of the Contract using the discount rate agreed upon by Vendor and PECC at the time the Contract for the use of the Equipment is accepted by PECC (the “Initial Funding”) and (b) an amount equal to the aggregate Supplemental Fees received during the term of the Contract. Initial Funding shall be made by wire transfer to Vendor’s bank account upon PECC’s acceptance of a Contract. Payment of the Supplemental Fees shall be made pursuant to Section Six – Contract Servicing.

a. PECC may fund Vendor the Equipment cost up to one hundred percent (100%) of the full purchase price for the Equipment, plus Soft Costs (as defined herein) up to an amount equal to twenty percent (20%) of the Equipment cost on all Contracts, less the amount of any down payment made by the Lessee/Customer directly to the Vendor. Soft Costs may include shipping and freight costs, service and/or maintenance, supplies, installation, delivery and sales tax.

b. Vendor will provide PECC with an original invoice for the Equipment and the Soft Costs, and each invoice must itemize the Equipment (including serial numbers) and the Soft Costs, including the price of each item of Soft Costs and the purchase price from each item of Equipment.

SECTION FIVE – REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties. PECC and Vendor each represents and warrants to the other as follows:

a. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation enforceable in accordance with its terms; and

b. It has all governmental approvals, permits, certificates, inspections, consents and franchises necessary to conduct its respective business substantially as now conducted and to own or finance and operate its properties as now owned, financed or operated by it, except where the failure to obtain any of the foregoing does not materially and adversely impair its ability to operate its business or to perform its obligations under this Agreement.

5.2 Representations and Warranties of Vendor. Vendor represents and warrants to PECC as of the date each Contract is submitted for approval or assigned to PECC as follows:

a. Vendor is a duly organized and validly existing limited liability company and has full power to enter into this Agreement and to carry out the transactions contemplated hereby and is in good standing in the state of its organization.

b. To the best of Vendor’s knowledge, the Contract and all related documents, including any Guaranty, have been duly authorized, executed and delivered. Vendor shall have no duty to make any inquiry or perform due diligence with respect to the authorization, execution, or delivery of a Contract or a Guaranty. There are no other agreements between Vendor and the Lessee/Customer or any guarantor which will modify, amend or waive any terms or conditions of the Contract or Guaranty. The only expressed or implied warranties or representations made by Vendor or its agents to the Lessee/Customer are those contained in the manufacturer’s standard product warranty or any maintenance agreement.

c. Vendor and its agents, and employees have not committed any fraudulent act or participated in any fraudulent act or activity in connection with the execution, delivery or assignment of the Contract or any Guaranty or the performance of this Agreement.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

d. Ownership of the Equipment shall be vested in PECC upon its initial funding to Vendor, free and clear of any and all liens and encumbrances whatsoever and such sale shall vest PECC with full, complete and unencumbered title to the Equipment, and unless otherwise set forth in the Contract, the Equipment shall be new or functionally equivalent to new when it is delivered to the Lessee/Customer.

e. Vendor will perform such maintenance and service and provide such supplies and warranties as agreed to by Vendor and Lessee/Customer for the Equipment and/or as required by the Contract.

f. To the best of Vendor’s knowledge, all credit information concerning the Lessee/Customer or Lessee’s guarantor, if any, given to Vendor and relative to PECC’s evaluation of such contract application (“Contract Application”), has been disclosed to PECC (including information of any fact or circumstance which would constitute a default under a Contract).

g. All applicable sales, use or property taxes, which may apply to the value, sale or use of the Equipment other than those assessed or imposed at or after the time PECC acquires the Equipment, shall have been paid to the appropriate taxing authority and Vendor will provide PECC with proof of such payment as promptly as possible, but in any event, within one hundred twenty (120) days of acquisition of the Equipment by PECC.

h. To the best of Vendor’s knowledge, the Lessee/Customer has not been or is not currently in default under the Contract and there has been no event, which with the giving of notice or the passage of time, would constitute an event of default under the Contract.

i. Vendor has not received any payments, or other money from the Lessee/Customer or any guarantor of the Contract, which by agreement belongs to PECC (collectively, the “Payments”) and will immediately remit such funds to PECC if any are received; all other Payments remain outstanding and unpaid.

j. To the best of Vendor’s knowledge, Vendor’s conduct in soliciting, arranging or consummating the Contract or in accepting any Guaranty has not violated in any material respect any federal or state law, rule, or regulation which will result in the rescission of any Contract.

k. Vendor will not take any action or omit to take any action, which will cause the Contract or any related document, including any Guaranty, to become invalid, cancelable, or unenforceable.

l. To the best of Vendor’s knowledge, as of the date of PECC’s acceptance of a Contract for funding, the Contract and all related documents, including any related Guaranty, will be valid and enforceable.

5.3 Representations and Warranties of PECC. PECC represents and warrants to Vendor that as of the date each Contract is accepted by PECC and thereafter as follows:

a. PECC is a duly organized and validly existing limited liability company and has full power to enter into this Agreement and to carry out the transactions contemplated hereby, and is in good standing in the state of its organization.

b. PECC and its agents and employees have not committed and will not commit any fraudulent act and have not participated and will not participate in any fraudulent act or activity in connection with the execution and performance of the Contract, any related Guaranty, or this Agreement.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

c. The conduct of PECC in processing any Contract Application, including the granting or denial of credit and the servicing of the Contract, and any Guaranty whether in PECC’s name or the name of Vendor, has not violated and will not violate in any material respect any federal or state law, rule or regulation.

d. PECC has not taken and will not take any action or omit to take any action that will cause the Contract and all related documents, including any Guaranty, or the collection of Payments due thereunder, to become invalid, or unenforceable.

e. When PECC receives any funds that by this Agreement belong to Vendor, PECC will immediately remit such funds to Vendor in accordance with Section 6.4.

f. PECC has and will conduct all of its activities relative to the Lessee/Customer, any guarantor, and the Contract and any Guaranty, including without limitation the collection of Payments due thereunder, reasonably, fairly, and in good faith.

5.4 Affirmative Covenants of Vendor.

a. From the date hereof until the date on which all obligations of Lessees/Customers under all Contracts have been fully paid and otherwise discharged, Vendor shall deliver to PECC the following, which shall be prepared in accordance with generally accepted accounting principles and practices, consistently applied:

1. As soon as available, but no later than ninety (90) days after the close of each of the first three (3) quarters of each fiscal year, Vendor’s balance sheet as of the close of such quarter and Vendor’s statement of income and retained earnings and of changes in financial position for such quarter and that portion of the fiscal year ending with such quarter, prepared on a consolidated basis and certified by a responsible officer of Vendor as being complete and correct and fairly representing Vendor’s financial condition and results of operations;

2. As soon as available, but no later than ninety (90) days after the close of each fiscal year, a complete copy of Vendor’s balance sheet as of the close of such year and Vendor’s statement of income and retained earnings and changes in financial position for such year, prepared on a consolidated basis and reported upon by an accounting firm of recognized standing.

b. Vendor will promptly fulfill and perform all obligations, covenants, liabilities, warranties and duties, if any, on its part to be fulfilled and performed in connection with a Contract and any other agreements or instruments executed by Vendor with respect to the installation, maintenance, or servicing by Vendor by the Equipment covered by a Contract. PECC or any subsequent assignee shall have no obligation or liability under a Contract and shall not be obligated to perform any of Vendor’s obligations thereunder. If Vendor fails to perform any of its obligations under a Contract within a reasonable time after notice by PECC of such failure, such obligations under a Contract may be performed by PECC or any subsequent assignee, however, without releasing Vendor therefrom.

c. For the term of any Contract, Vendor shall promptly advise PECC of any matter of which Vendor has knowledge that may be detrimental to a Lessee’s/Customer’s financial condition.

d. So long as this Agreement is in effect, Vendor will notify PECC of any change in the persons authorized to represent Vendor in the transactions contemplated hereby and in the event of any such change will provide PECC with updated evidence of authority and specimen signatures for each individuals.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

e. On or before the fifteenth day of each month, Vendor will advise PECC of the number of procedures performed during the preceding month for which fees are due and payable under each Contract.

SECTION SIX – CONTRACT SERVICING

6.1 Servicing of Contracts. PECC shall provide general administrative services, including billing and collecting all Payments in the private label name of Sound Surgical Technologies LLC fulfilling the obligations as Lessor or Owner under the Contracts, the enforcement of PECC’s rights under the Contracts, including any Guaranty, and/or this Agreement and the taking of such other actions that may be necessary to protect PECC’s rights and interest in and to the Contracts including any Guaranty and/or Equipment. PECC shall invoice each Lessee/Customer monthly for all amounts due under a Contract, including both Base Fees and Supplemental Fees, and will direct the Lessee/Customer to make payments to the post office box or lockbox established in the name of PECC. Vendor hereby grants to PECC a non-exclusive right, license and privilege to use (“License”) the trademark and service marks (“Logos”) of Vendor solely in connection with servicing the program. This license will be limited to the right to use the Logos for approved Contracts and other financing and ancillary documentation and any stationery and other documentation necessary, as determined by PECC in its discretion, to support the private label nature of the program. PECC’s manner of use of Logos shall be subject to Vendor’s prior approval, which will not be withheld unreasonably. Upon the termination or expiration of this Agreement, the License will continue solely to permit PECC to bill, collect and enforce any outstanding transactions funded under this Agreement.

6.2 Primary Source. During the term of this Agreement, Vendor designates PECC as the primary source with a first right of refusal to provide the leasing services on any of Vendor’s prospective transactions and Vendor shall inform all of its sales personnel that PECC has been designated as the primary source with a right of first refusal to provide the leasing services on any of Vendor’s prospective transactions.

6.3 Prepaid Service/Maintenance. Vendor agrees to provide all required service and/or maintenance for the Equipment.

6.4 Disposition of Fees Received. PECC shall retain for its own account all Base Fees and Supplemental Fees received with respect to a Contract during a quarter (a 3 month period as defined in the Contract) until it has received an aggregate amount equal to 3 times the monthly Base Fee (“PECC’s Portion”). PECC shall immediately remit to Vendor all Supplemental Fees received in excess of PECC’s Portion.

6.5 Reporting. PECC agrees to provide to Vendor monthly reports of payments received on all Contracts and to notify Vendor promptly of any payment not made when due. Prior to accelerating an account per the terms of the Contract, PECC will first notify Vendor of the payment status under the Contract and give Vendor 30 days to attempt collection of all amounts past due. After such 30 days, PECC may take such action as it deems desirable, but agrees to keep Vendor informed of the progress of such action.

SECTION SEVEN – REPURCHASE OF CONTRACTS

7.1 Breach of Contracts. If Vendor has breached any of its representations, warranties and/or covenants contained in this Agreement and, as a result of such breach, a Contract becomes in default, Vendor shall have thirty (30) days after receipt of notice from PECC to cure such breach. If Vendor fails in this regard, then Vendor shall repurchase from PECC such Contract, within three (3) business days of the receipt of such a request from PECC, for an amount as follows:

a. An amount equal to the sum of the aggregate amount of all amounts presently due; all future unpaid Payments to be made under the Contract until the expiration of the initial term of the Contract, plus the estimated fair market value of the Equipment at the end of the initial term of the Contract, with all accelerated Payments and the estimated fair market value of the Equipment discounted to the date of default at six percent (6%) per year.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

b. The amounts set forth in subparagraph a, above shall be referred to as “Unrecovered Investment.” Upon receipt of the Unrecovered Investment, PECC or, if applicable, its assignee shall assign to Vendor all of its rights, title and interest of PECC in and to such Contract, any related documents, including any Guaranty, the Equipment and the Payments, free of all liens, encumbrances or interest arising through PECC.

SECTION EIGHT – INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 Indemnification

a. Vendor agrees to indemnify and hold harmless PECC and its affiliates, subsidiaries, employees, directors, offices, members, shareholders, and agents, and any participant from any and all losses, claims, liabilities, demands and expenses (“Losses”) whatsoever (including without limitation reasonable attorneys’ fees) arising in connection with or in any way related to the breach of any of Vendor’s warranties and representations. This indemnification shall also apply to the assertion of any claims by the Lessee/Customer or any third party based upon damage to the environment allegedly caused by the Equipment and/or the assertion of claims based upon a theory of product liability or strict liability and any claim asserted against PECC for United States patent, trademark or copyright infringement.

b. PECC agrees to indemnify and hold harmless Vendor and its current and future successors, assigns, affiliates, subsidiaries, employees, directors, officers, members, shareholders, and agents, and any participants from any Losses sustained by Vendor in connection with or in any way related to any breach by PECC of its representations or warranties.

8.2 Survival of Indemnity. All obligations under this section shall survive any expiration or termination of this Agreement and the termination of any Contract, but in no event longer than the applicable Statute of Limitations.

8.3 Limited Power of Attorney. Vendor hereby irrevocably appoints PECC as the Vendor’s attorney-in-fact with full authority in the place and stead of the Vendor and in the name of the Vendor, in PECC’s sole discretion, at any time to take any action and to execute any instrument, agreement or document which PECC may deem necessary or advisable to accomplish the purposes of the Agreement, and any subsequent amendments or addenda thereto. Without limiting the generality of the foregoing, PECC may:

a. Sign on Vendor’s behalf all assigned Contracts and related documents assigned to PECC pursuant to the Agreement.

b. Exercise, do and perform any act, right, power duty or obligation whatsoever, including without limitation, filing UCC financing statements, that Vendor now has or may acquire the legal right, power or capacity to exercise, do or perform in connection with the foregoing.

c. Receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with assigned Contracts. This Power of Attorney shall not be construed to grant any rights or powers other than those set forth herein.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

SECTION NINE – REMARKETING

9.1 Remarketing:

a. In the Event of Default. In the event of a default under the Contract, Vendor agrees that for a period of one year from the date Vendor takes possession of the Equipment subject to that Contract, Vendor will use its commercially reasonable best efforts to re-lease the Equipment subject to the defaulted Contract on behalf of PECC. Vendor shall have the right, but not the obligation, to sell the Equipment so long as PECC recovers its Unrecovered Investment from the net proceeds from such sale. For the purposes of this Section 9.1 only, the amount of PECC’s Unrecovered Investment shall be determined by using the implicit interest rate used by PECC in determining the amount of the Initial Funding for the defaulted Contract. As to the Equipment not re-leased or sold after the passage of one year from the date Vendor takes possession of the Equipment, PECC and Vendor will either mutually agree to continue to remarket the Equipment, or Vendor may exercise its repurchase option in Section 10, or the Equipment will be scrapped and/or returned to PECC at PECC’s expense and discretion.

b. At the End of a Contract Term. At the end of a Contract term, Vendor may exercise its repurchase option pursuant to Section 10, or PECC and Vendor may mutually agree that Vendor will take possession of the Equipment and use its commercially reasonable best efforts to re-lease the Equipment on behalf of PECC. If PECC performs billing services for Contracts extended beyond the initial term, Vendor shall pay PECC a fee of $(***) per Contract per month.

c. Repair/Reconditioning. Vendor and PECC must mutually agree in writing to repair or recondition any Equipment. PECC is responsible for all costs incurred to repair or recondition Equipment to be re-leased. Costs for repair or reconditions to be set at Vendor’s standard repair rates. Vendor will invoice PECC for these costs, which PECC agrees to pay no later than Net 30 days from date of invoice.

d. Proceeds.

1. Default. All remarketing proceeds from the re-leasing or sale of Equipment following default under a Contract will be allocated as follows: (i.) First, to Vendor for repair and reconditioning costs not yet paid; as well as a (***)% sales commission fee; (ii). Second, to PECC to cover its Unrecorded Investment as defined in Section 9.1(a); and (iii) any remaining balance will be allocated (***)% to Vendor in consideration of its maintenance and support of the Equipment and (***)% to PECC..

2. End of Contract Term. All remarketing proceeds from the re-leasing or sale of Equipment following the end of a Contract term will be allocated as follows: (i) First, to Vendor for repair and reconditioning costs not yet paid, as well as a (***)% sales commission fee, (ii) Second, all remaining proceeds will be allocated (***)% to Vendor in consideration of its maintenance and support of the Equipment and (***)% to PECC.

e. Discontinuance of Support. If Vendor discontinues support of the VASER® product line and the support obligation is not assumed by a third party with the qualifications and ability to provide support at the same cost and level of service, Vendor will provide PECC with User’s Guides for the Equipment. Such manuals and documentation provided to PECC will be solely for the support of remarketing the equipment and PECC will not make the information contained within available for resale. This does not transfer any rights of trademark, intellectual property or ownership to PECC.

PECC, in its sole discretion, shall have the final approval of the creditworthiness of any lessee and the terms of the financing or sale of the Equipment. Re-leases of Equipment will be subject to all of the terms and conditions of this Agreement except Section 4.2, Section 7, and paragraph 9.1(a).

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

SECTION TEN – PURCHASE OPTION

At the expiration of the initial term of any Contract, and after PECC has recovered its Unrecovered Investment under a defaulted Contract, whether or not the Lessee/Customer renews or extends the term of the Contract, Vendor shall have the right, but not the obligation, to repurchase the Equipment under such Contract for an aggregate purchase price of $(***), which is the parties’ best estimate of its fair market value at such time. At the expiration of any re-lease, renewal or extension term of any Contract, Vendor shall have the right, but not the obligation, to repurchase the Equipment under such re-lease or extended or renewed Contract for an aggregate purchase price of $(***), which is the parties’ best estimate of its fair market value at such time. In the event of any such repurchase by Vendor, PECC shall, at the request of Vendor, assign to Vendor all of PECC’s right, title and interest in, to, and under the Contract, whether expired, renewed, extended, or the re-lease of the Equipment.

SECTION ELEVEN - CONFIDENTIALITY

11.1 Confidentiality

a. Procedures. All documents transmitted by one party to the other during the existence of this Agreement and identified on their face by the transmitting party as confidential to the recipient shall not be disclosed to anyone other than employees or independent contractors of the recipient and/or any subsequent assignee of PECC in the case of any confidential documents or information transmitted by Vendor to PECC. The recipient shall undertake the following procedures to preserve the confidentiality of Confidential Documents:

1. It shall limit the access of Confidential Documents to those who have need to their access; and

2. It shall inform those who use Confidential Documents that they shall maintain such documents as confidential.

b. Excluded Information. This Section 11.1 shall not apply to information contained in documents identified as confidential if such information is:

1. Known to the recipient, as shown by its written records, prior to the time of receipt of such information under this Agreement;

2. Made publicly available by the transmitting party; or

3. Made available to the recipient from a source under no duty of confidentiality to the transmitting party.

SECTION TWELVE – GENERAL PROVISIONS

12.1 Independent Contractors. PECC and Vendor are separate entities, who have entered into this Agreement for independent business reasons. Neither PECC nor Vendor have acted, act, or shall be deemed to have acted or act, as an agent for the other, except with respect to those acts of PECC specifically permitted to be taken and actually taken on behalf of Vendor pursuant to and in accordance with the terms hereunder.

12.2 Term and Termination. This Agreement shall be deemed effective upon execution by PECC and Vendor. PECC may immediately terminate the Agreement in the event Vendor fails to comply with any of

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

the representations, warranties and/or covenants set forth herein. The term of this Agreement shall continue from such effective date for six (6) months and shall automatically renew for additional six month periods unless earlier terminated by Vendor or PECC. PECC or Vendor may terminate this Agreement at any time by giving the other at least ninety (90) days written notice of such termination, whereupon the obligations of the parties with respect to Contracts not accepted prior to the expiration of such period shall terminate to the extent the same have not been performed or are not required to have been performed prior to such termination.

12.3 Accounting. PECC and Vendor shall cooperate with each other by furnishing, subject to each party’s then-current internal policies, such records and supporting material relating to Payments under this Agreement or Payments under the Contracts as may be reasonably requested in the event either party is audited by any taxing authority.

12.4 Assignability. Vendor may not assign, sell, or otherwise transfer any of its rights or obligations without PECC’s prior written consent. Notwithstanding the foregoing, Vendor acknowledges and agrees that PECC may, without prior notice to Vendor: (a) assign any and all of its rights and obligations, including, without limitations, any Contracts entered into pursuant hereto, under this Agreement to a third party (hereinafter the “Assignee”), and (b) release any and all information received by PECC pursuant to this Agreement, including without limitation, any confidential documents or information that may have been received by PECC from Vendor, to such Assignee, provided that such Assignee assumes PECC’s obligations under this Agreement to maintain the confidentiality of such documents.

12.5 Notices. Notices under this Agreement shall be deemed to have been given if mailed, postage prepared by U.S. First Class mail or by facsimile to the other party at the address stated below or such other address as such party may have provided by written notice.

If to PECC:	If to Vendor:
Partners Equity Capital Company LLC	Sound Surgical Technologies LLC
655 Business Center Drive	357 South McCaslin Blvd. Suite 100
Horsham, PA 19044	Louisville, CO 80027-2932
ATTN: EVP – Risk & Operations / MFB /	ATTN: Chief Financial Officer
Fax: 267-960-4001	Fax: 303-926-8615

12.6 Miscellaneous. Paragraph headings appearing in this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The parties agree that this Agreement has been executed and delivered in, and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania. If, at any time, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and incorporates all representations made in connection with negotiation of the same. The terms hereof may not be amended, supplemented, or modified orally, but only by written agreement duly executed by each of the parties hereto. This Agreement and any amendments hereto shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may be executed by one or more parties in any number of separate counterparts each of which counterparts shall be an original, but all of which when together shall be deemed to constitute one and the same instrument.

12.7 Jurisdiction and Venue. The parties hereto agree to the exclusive jurisdiction of the federal or state courts of the Commonwealth of Pennsylvania in any and all disputes, actions, or proceedings arising hereunder. The proper venue for all such disputes, actions, or proceedings shall be Philadelphia County, or any other county within the Commonwealth of Pennsylvania in which either Vendor or PECC (or any of PECC’s successors and assigns) or any of its property may be located.

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

12.8 Waiver of Jury Trial. The parties hereto (by acceptance of this Agreement) mutually hereby knowingly, voluntarily, and intentionally waive the right to a trial by jury in respect to any claim based hereon, arising out of, under or in connection with this Agreement or any other agreements or documents executed or contemplated to be executed in connection herewith, or any course of conduct, course of dealings, statements (whether verbal or written) or actions of any party, including, without limitation, any course of conduct, course of dealings, statements or actions of PECC, or any of its successors and assigns, relating to the administration or enforcement of the Contracts (collectively, “Actions” and singularly, an “Action”). Further, the parties hereto agree that in the event either party commences an Action, the losing party shall pay the costs and expenses, including, but not limited to, reasonable attorneys’ fees, incurred the prevailing party in prosecuting or defending, as the case may be, such Action.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

“Confidential Treatment Requested

and the Redacted Material has been

separately filed with the Commission.”

IN WITNESS HEREOF, intending to be legally bound, the parties hereto have caused their duly authorized representatives to execute this Vendor Program Agreement on the date first set forth above.

SOUND SURGICAL TECHNOLOGIES LLC		PARTNERS EQUITY CAPITAL COMPANY LLC

BY:	/ Douglas D. Foote /	BY:	/ M.F. Babicki /
PRINT NAME:	Douglas D. Foote	PRINT NAME:	Martin F. Babicki
TITLE:	Chief Financial Officer	TITLE:	EVP – Risk & Operations